Rule 17g-1-Bonding of Officers and Employees of
		   Registered Management Investment Companies

17g-1(g)(1)(ii)(c): Statement showing the amount of the single insured bond which each investment company would have provided and maintained had it not been named as an insured under a joint insured bond


JPMorgan Trust I				$2,500,000
JPMorgan Trust II				$2,500,000
Undiscovered Managers Funds			$600,000
UM Investment Trust				$600,000
JPMorgan Insurance Trust			$900,000
J.P. Morgan Fleming Mutual Fund Group, Inc.	$2,300,000
J.P. Morgan Mutual Fund Group			$525,000
J.P. Morgan Mutual Fund Investment Trust	$750,000


The Premium is paid for the period March 1, 2009 to March 1, 2010.